Exhibit 16.1

[BPM Letterhead]

September 13, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Commissioners:

We have read the statements made by Singulex, Inc. which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 304 of Regulation S-K, as part of the Form S-1 dated September 13, 2012.  We agree with the statements concerning our Firm in such Form S-1.

Very truly yours,

/s/ Burr Pilger Mayer, Inc.